Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment 1 to the Registration Statement on Form S-4 of our audit report dated August 14, 2023, with respect to the consolidated balance sheet of SensaSure Technologies, Inc. as of April 30, 2023, and the related consolidated statements of loss, stockholders’ deficiency, and cash flows for the year ended April 30, 2023.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Fruci & Associates II, PLLC

Spokane, Washington

April 5, 2024